Exhibit 99.1

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422
Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&L / 713-529-6600
POWELL INDUSTRIES ANNOUNCES LEADERSHIP CHANGE
HOUSTON, TX — SEPTEMBER 15, 2011 — Powell Industries, Inc. (the “Company”) (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced a leadership change, in which the Company’s Board of Directors (the “Board”) appointed Thomas W. Powell, current non-executive Chairman of the Board, as Chief Executive Officer and President on an interim basis, effectively immediately. Mr. Powell replaces Patrick L. McDonald, who resigned from his roles as Chief Executive Officer and President and as a Director.
     “On behalf of the Company, the Board thanks Pat for his many accomplishments here at Powell during a critical time of transition,” stated Mr. Powell. The Board of Directors is commencing an external search for a Chief Executive Officer and President and will be engaging the services of an executive search firm to help identify candidates as expeditiously as possible. Mr. Powell will serve as Chief Executive Officer and President until a replacement is named.
     Mr. Powell has served as the Company’s Chairman of the Board since 1984 and will continue in this role. Mr. Powell served as the Company’s President and Chief Executive Officer from 1984 through September 30, 2008 and has over 40 years of experience in the electrical industry, including significant experience in operational management, product development and sales. He also has extensive relationships with suppliers and customers.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements, including those related to the pending appointment of a new Chief Executive Officer and President, in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to our ability to find a suitable candidate to assume the positions of Chief Executive Officer and President, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
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